Exhibit 3.5

ARTICLES OF AMENDMENT TO ARTICLES OF
AMPLIPHI BIOSCIENCES CORPORATION

(a Washington corporation)

Pursuant to the provisions of the Washington Business Corporation Act, RCW 23B.10.020 and RCW 23B.10.060, the undersigned corporation hereby submits these Articles of Amendment for filing:

FIRST: The name of the corporation is AmpliPhi Biosciences Corporation (the “Corporation”).

SECOND: This amendment (this “Amendment”) to the Corporation’s Amended and Restated Articles of Incorporation (the “Amended Articles”) was adopted by the Board of Directors of the Corporation on October 27, 2014.

THIRD: Pursuant to Article 10 of the Amended Articles, this Amendment was adopted by the affirmative vote of the holders of two-thirds of the outstanding shares.

FOURTH: This Amendment amends the Amended Articles by deleting paragraph Article 9 in its entirety and the following paragraph Article 9 shall be substituted in lieu thereof:

“The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. The Board of Directors shall be divided into three classes, with such classes to be as equal in number as may be possible, with any Director or Directors in excess of the number divisible by three being assigned to Class 3 and Class 2, as appropriate. At each annual meeting of shareholders, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. Notwithstanding any of the foregoing provisions of this Article 9, Directors shall serve until their successors arc elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of Directors.”

[Signature appears on following page.]

IN WITNESS WHEREOF, the Corporation has caused this Articles of Amendment to be executed by its duly authorized officer on this 5th day of January, 2014.

AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ David E. Bosher
David E. Bosher
Secretary and Interim Chief Financial Officer